Exhibit 99.1
Microfluidics Announces Two New Board Members

Nanotechnology processing equipment manufacturer adds significant experience in pharmaceutical, chemical and material science industries

Newton, MA, March 8, 2010 – Microfluidics International Corporation (OTCBB: MFLU), the exclusive producer of Microfluidizer® high shear fluid processors for uniform particle size reduction, robust cell disruption and bottom-up nanoparticle creation, announced today the appointment of Henry Kay and Stephen J. Robinson to its Board of Directors.

Mr. Kay has 35 years of experience in the medical industry in roles which include R&D, International Marketing, Regulatory Affairs and Strategic Planning at companies such as Schering-Plough, Allergan Europe and American Home Products. He retired from Boston Scientific in 2006, where he served as Group VP of New Market Development / Strategic Planning, Endosurgery, and is currently the U.S. Partner of Medica Venture Partners, a healthcare dedicated VC based in Israel. Mr. Kay is a fellow of the Royal Society of Medicine (UK) and serves on the Boards of several startup healthcare companies. He holds a Bachelors Degree in Chemistry from Augusta College, a Masters of Science Degree from Rutgers University and an MBA in International Marketing from Seton Hall University. His significant international and pharmaceutical experience will help guide the global efforts of Microfluidics.

Mr. Robinson is currently Vice President, SAFC Hitech at Sigma Aldrich. In 2007, Sigma Aldrich purchased Epichem, Inc., a high-tech supplier of chemical processors to the semiconductor market, where Mr. Robinson served as CEO. There, he grew sales from $37M to $72M (including 60% growth in Asia) and turned the company from negative profitability to 15% EBITDA over three years. Like Mr. Kay, he has a distinguished history of successful international experience, having worked in multiple European and Asian locations. Mr. Robinson has extensive experience in managing business strategies for the chemical and material science industries, and has a proven record of leading M&A activities, including several deals for Rohm and Haas which resulted in a $2 billion electronic materials platform. Mr. Robinson received his Bachelors of Science in Chemical Engineering from the University of Leeds in the UK.

Mr. Kay and Mr. Robinson will join the Board consisting of Michael C. Ferrara, Leo Pierre Roy, Eric G. Walters and Chairman George Uveges.

“I am pleased to welcome Mr. Kay and Mr. Robinson to our Board of Directors,” said Mr. Uveges. “Each brings substantial collective international experience and demonstrated strategic leadership in business segments that are growth opportunities for Microfluidics which will be an asset to the team as we continue to work toward achieving sustained profitability and growth.”

“Our Board and our Company got stronger today,” said Michael C. Ferrara, President and CEO of Microfluidics. “In 2009, we improved product quality and volume, streamlining costs, raising margins and enhancing sales and marketing efforts. As we turn to 2010 and beyond, we are focused on sustained growth. Mr. Kay and Mr. Robinson will help us achieve our goals by leveraging their experience and proven track records of success. I'm excited to begin working with them on the future of our Company.”

ABOUT MICROFLUIDICS INTERNATIONAL CORPORATION

Microfluidics International Corporation (OTCBB: MFLU) is the exclusive producer of Microfluidizer® high shear fluid processors for uniform particle size reduction, robust cell disruption and bottom-up nanoparticle creation. Used primarily by pharmaceutical, biotechnology, chemical, cosmetic, nutraceutical/food and energy companies to research, develop and improve products with efficient processes, more than 3,000 Microfluidizer processors are installed at customer sites in 50 countries around the world. The innovative Microfluidics Technology Center, located at the company’s headquarters outside Boston, Mass., is staffed by expert engineers with a wide range of nanotechnology and application experience for Proof of Concept and Process Development services.

By producing smaller particle sizes and a more narrow distribution than other technologies, with scaleup from lab to production guaranteed, Microfluidics enables companies to create tiny particles that achieve big results. To learn more, visit www.microfluidicscorp.com.